Exhibit 99-2


Names and Addresses of Additional Reporting Persons:
Charles B. Johnson
Franklin Templeton
One Franklin Parkway
San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.
Franklin Templeton
One Franklin Parkway
San Mateo, CA 94403-1906

By:

/s/Lori A. Weber
Lori A. Weber
Attorney-in-Fact for Charles B. Johnson
Attorney-in-Fact for Rupert H. Johnson, Jr.